Exhibit 99.1

FOR RELEASE AT 9:00 a.m. Eastern Time
INVESTOR RELATIONS CONTACT:	Neal Fuller, 206-545-5537
MEDIA RELATIONS CONTACT:	Paul Hollie, 206-545-3048

SAFECO COMPLETES TENDER OFFER FOR 8.072% CAPITAL SECURITIES

DUE 2037 AND DECREASES AMOUNT OF TENDER OFFER

FOR 7.25% SENIOR NOTES DUE 2012

SEATTLE—(August 13, 2004)—Safeco (NASDAQ: SAFC) today announced it has successfully completed its tender offer for the outstanding 8.072% capital securities of Safeco Capital Trust I due in 2037, redeemable in 2007.

The offer to repurchase began Monday, August 2, 2004 and expired at 5 p.m., Eastern Time, on Thursday, August 12, 2004.

Based on information from the tender agent at the time of expiration, Safeco received valid tenders of approximately $473 million aggregate liquidation amount of capital securities, representing more than 55% of the issued and outstanding capital securities. All valid tenders have been accepted in full.

Based on the settlement date of August 13, 2004 and a fixed spread of 160 basis points over the yield of the 5.375% U.S. Treasury notes due 2031, which was 5.051% as of 2:00 p.m., Eastern Time, on August 12, 2004, Safeco has calculated the tender offer yield and the purchase price and accumulated distribution per $1,000 liquidation amount of the capital securities as follows:

Securities	CUSIP Number	Tender Offer Yield	Purchase Price	Accumulated Distributions	Total
8.072% Series A Capital Securities	786427AA2	6.651%	$1,188.78	$6.28	$1,195.06
8.072% Series B Capital Securities	786427AC8	6.651%	$1,188.78	$6.28	$1,195.06

Additionally, Safeco announced that it is decreasing from $200 million to $145 million the maximum aggregate principal amount of its 7.25% senior notes due 2012 that it is offering to purchase pursuant to its previously announced tender offer. The expiration time for this tender offer remains 5:00 p.m., Eastern Time, on August 30, 2004, unless otherwise extended or earlier terminated.

Goldman, Sachs & Co. and Banc of America Securities LLC are Joint Dealer Managers for the tender offers, and Global Bondholder Services Corp. is the Tender Agent and Information Agent.

This release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The offers are being made only by the Offer to Purchase and the letters of transmittal distributed to the holders of the securities. Requests for documents may be directed to the Information Agent by telephone at (866) 470-4200 or (212) 430-3774. Questions regarding the tender offers may be directed to Goldman, Sachs & Co. at (800) 828-3182 or (212) 902-0041, or Banc of America Securities LLC at (866) 475-9886 or (704) 387-1004.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, homeowners, and small- and medium-sized businesses through a national network of independent agents and brokers.

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